                                                               Exhibit 12


                          THE SHERWIN-WILLIAMS COMPANY
                    CALCULATION OF EARNING TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                               (HISTORICAL BASIS)



                              9 Mos.    9 Mos.       Year Ended December 31,
                              Ended     Ended    --------------------------------
                             9/30/97   9/30/96   1996    1995   1994   1993  1992
                             -------   -------   ----   -----   ----  -----  ----

Earnings:
   Income before income
     taxes and cumulative
     effect of accounting
     changes                    353       312     375     318    299    264   226
   Fixed charges                146        97     130      99     97     98    96
                               ----      ----    ----   -----   ----  -----  ----
Earnings (1)                    499       409     505     417    396    362   322
                               ====      ====    ====   =====   ====  =====  ====
Fixed charges:
   Interest expense              62        19      25       3      3      6     9
   Gross rents                   84        78     105      96     94     92    87
                               ----      ----    ----   -----   ----  -----  ----
Fixed charges (2)               146        97     130      99     97     98    96
                               ====      ====    ====   =====   ====  =====  ====
Ratio of earnings to
   fixed charges (1)/(2)        3.4       4.2     3.9     4.2    4.1    3.7   3.4
                               ====      ====    ====   =====   ====  =====  ====